Exhibit 99.1
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Press Release

October 20, 2025

LG&E and KU reach agreement with key stakeholders on rate requests that strengthen reliability and improve service for customers
Agreement would allow utilities to continue system hardening, enhance customers’ service

(LOUISVILLE, Ky.) – Louisville Gas and Electric Company and Kentucky Utilities Company have reached an agreement with the majority of the intervening parties to their requests to adjust base rates that support necessary, ongoing system enhancements and hardening projects to defend against the impacts of more frequent and severe storms, implement new technologies, meet increased energy needs and improve customers’ service.

The agreement was filed today with the Kentucky Public Service Commission (KPSC) for approval.

“Kentucky has a very open and transparent regulatory process that allows for customer input and representation, and this process enables thoughtful discussion and extensive reviews among the parties involved,” said John R. Crockett III, LG&E and KU President. “We understand any increase to customers’ bills is impactful and not a decision we take lightly. Our employees, who are also our customers, work hard to operate and maintain our systems to be among the best in the nation. This agreement would allow us to continue making necessary system enhancements, upgrade aging equipment and enhance service for our customers.”

LG&E and KU filed their requests on May 30 with the KPSC for adjustments to their total revenues. This is the first time the utilities have filed requests of this kind since 2020. New rates are expected to take effect no earlier than January 1, 2026.

System hardening and resiliency
The utilities are using a robust data-driven strategy and revised system design criteria to withstand more ice accumulation and up to 100 mile-per-hour wind gusts. They’re installing stronger wires and poles for system hardening; replacing wooden poles on the transmission system for steel poles; and investing in real-time monitoring and automated technologies. As a result in recent years, the frequency of power outages has reduced by 40% and the duration of time customers are without power has reduced by 30%.

Upgrading aging infrastructure
While LG&E and KU continuously invest in their electric transmission and distribution systems, some equipment on the systems still dates to the 1920s and is reaching the end of its life, posing a significant risk to system reliability.

Currently, 55% of the utilities’ wooden transmission poles are more than 60 years old and in need of replacement with steel structures. Equipment upgrades also are necessary in the utilities’ aging substations, some of which are nearly 100 years old.

LG&E also is investing in its natural gas system, including upgrades that enhance safety and reliability, and major construction projects like the Bullitt County pipeline, which will strengthen service and support future growth across the region.

Technology enhancements
The utilities are making significant technology improvements, including new advanced meter technology and upgrading information technology systems to further improve customer billing and add even more protection against cyber-related threats.

New customer options
As part of the utilities’ requests, LG&E and KU have proposed new services to help lessen the impact for customers and allow for more flexibility. They’ve asked for approval to waive the current $1.95 transaction fee required for cash payments at third-party locations, and to help customers better manage their energy usage and budget, they are requesting a pre-pay program for residential customers with advanced meters.

In addition, the utilities proposed a new rate called Extremely High Load Factor Service. It applies to customers who need the largest amount of power and who use it at a steady, high level. These customers would sign a 15-year contract and commit to paying for at least 80% of the power they reserve. This further ensures large users with unique energy needs—like data centers—are paying for their fair share of the utility system and rates that reflect the scale and consistency of their energy use, without shifting costs to other customers.

Meeting customers’ needs in the most reasonable, least-cost manner
Under the agreement, LG&E would receive a $58 million increase for electric service and $45 million increase for natural gas service. KU would receive a $132 million increase for electric service.

Based on customers’ average usage, KU residential electric customers would see an increase of $9 in their total monthly bill. LG&E residential electric customers would see an increase of $5.04 and residential gas customers would see an increase of $8.10 in their total monthly bill.

Over the last five years, as inflation increased nearly 20% and labor and material costs escalated, LG&E and KU worked hard to hold down costs. The current requests remain well below the rate of inflation, underscoring this commitment to providing safe, reliable and affordable service. Residential electric rates would remain more than 24% below the national average.

LG&E and KU have programs and services available to help customers manage their bills, including the largest portfolio of energy efficiency programs in the company’s history; an online advanced meter portal for personalized energy information; budget payment plans; and 24/7 self-serve options to establish payment arrangements. The utilities support financial assistance for their most vulnerable customers through programs like Winterhelp and WinterCare that are administered by third-party partners, and work year-round with local community partners who offer additional assistance.

About the agreement
The settlement agreement was reached with the Attorney General of the Commonwealth of Kentucky; Lexington-Fayette Urban County Government; Louisville/Jefferson County Metro Government; Sierra Club; Kentucky Industrial Utility Customers, Inc.; United States Department of Defense and Federal Executive Agencies; The Kroger Co.; and Walmart Inc.

Under the agreement, LG&E and KU commit to not increase base rates again until at least August 1, 2028. The agreement also includes a new mechanism, the Generation Cost Recovery Adjustment Clause, which provides the recovery of costs and a return on investments associated with new generation, as well as a Sharing Mechanism Adjustment Clause that would take effect during the last 13 months of the stay-out period. Any revenue deficiency or surplus tracked through the mechanism during that time would be collected from or returned to customers over a thirteen-month period beginning November 2028.

Parties to the case who did not join the agreement have the same opportunities as normal to continue participating in the regulatory process.

Visit lge-ku.com/investments to learn more about LG&E and KU's long-term plans and projects to support customers’ needs and Kentucky's energy future.

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Louisville Gas and Electric Company and Kentucky Utilities Company, part of the PPL Corporation (NYSE: PPL) family of companies, are regulated utilities that serve more than 1.3 million customers and have consistently ranked among the best companies for customer service in the United States. LG&E serves 335,000 natural gas and 436,000 electric customers in Louisville and 16 surrounding counties. KU serves 545,000 customers in 77 Kentucky counties and 28,000 in five counties in Virginia. More information is available at www.lge-ku.com and www.pplweb.com.